                                                                   Exhibit 99.2

                  [LOGO OF SIMON PROPERTY GROUP APPEARS HERE]

CONTACTS:
Shelly Doran 317.685.7330 Investors
Billie Scott 317.263.7148 Media

FOR IMMEDIATE RELEASE

             SIMON PROPERTY GROUP ANNOUNCES FIRST QUARTER RESULTS

   Indianapolis, Indiana--May 9, 2000...........Simon Property Group, Inc. (the
""Company'') (NYSE:SPG) today announced results for the quarter ended March
31, 2000. The Company's share of diluted funds from operations for the quarter increased 6.0%, to $132.7 million as compared to $125.2 million in 1999. The increase on a per share, diluted basis was 6.0%, to $0.71 per share in 2000 from $0.67 per share in 1999. Total revenue for the quarter increased 7.1%, to $477.9 million as compared to $446.1 million in 1999.

   On January 1, 2000, the Company adopted Staff Accounting Bulletin No. 101 ("SAB 101"), which addresses certain revenue recognition policies, including the accounting for overage rent by a landlord. SAB 101 requires overage rent to be recognized as revenue only when each tenant's sales exceed their sales threshold. It is expected that SAB 101 will impact the timing in which overage rent is recognized throughout the year, but not materially impact the total overage rent recognized for the full year. If the Company's financial results for 1999 were restated to reflect adoption of SAB 101, the Company's share of 1999 diluted funds from operations would be reduced by $3.7 million, or $0.02 per share. Accordingly, on a comparable basis to last year, the increase in the Company's share of diluted funds from operations on a per share basis was 9.2%.

   Occupancy for mall and freestanding stores in the regional malls at March 31, 2000 increased 90 basis points to 89.5%, as compared to 88.6% at March 31, 1999. Comparable retail sales per square foot increased 6.9%, to $385 while total retail sales per square foot increased 6.6% to $370. Average base rents for mall and freestanding stores in the regional mall portfolio were $27.52 per square foot at March 31, 2000, an increase of $1.57, or 6.1%, from March 31, 1999.

   "I'm pleased with our first quarter growth," said David Simon, chief executive officer. "Continued healthy increases in sales, occupancy and rents are a testament to the strength of the SPG assets. Our development and disposition programs remain on track, and we continue to aggressively pursue new business initiatives, especially in the technology sector."

New Business Initiatives

   On May 4th, Simon announced it's joining with leading real estate companies across a broad range of property sectors to form a real estate technology company, currently referred to as Project Constellation. Project Constellation intends to form, incubate and sponsor real estate-related Internet, e-commerce and broadband enterprises; acquire interests in existing "best of breed" companies on a synergistic basis; and act as an opportunistic consolidator across property sectors in the emerging real estate technology area.

   The Project's founding membership includes the three largest public real estate companies--Simon Property Group, Equity Office Properties and Equity Residential Properties--as well as the three largest real estate service companies by total market capitalization. Collectively, the total capital commitment of the nine founding members is $135 million. Project Constellation expects to establish its headquarters in the San Francisco Bay Area and will have its own management team, which is presently being assembled.

Disposition Activities

   During the first quarter of 2000, the Company sold its interest in Lakeland Square in Lakeland, Florida, generating gross proceeds of approximately $45 million. Subsequent to quarter-end, the Company sold the Lenox Office Building, generating proceeds of approximately $71 million. These dispositions were in line with Simon's strategy to dispose of non-core assets.

New Development Activities

   The Company has two projects currently under construction for 2000 openings:

 . Orlando Premium Outlets is a 430,000 square foot fashion-oriented outlet center being jointly developed by Simon and Chelsea GCA Realty. The center is located on Interstate 4 midway between Walt Disney World and Sea World in Orlando, Florida. Major tenants: Versace Company Store, Bottega Veneta, Banana Republic Factory Outlet, Coach, Timberland, Nike Factory Store, Liz Claiborne Shoes, Mikasa, Nautica, Dooney & Bourke, Donna Karan, Cole-Haan and Tommy Hilfiger. Simon's ownership percentage: 50%. Scheduled opening:
   May 2000.

 . Arundel Mills is a 1.3 million square foot value-oriented super-regional mall in Anne Arundel County, Maryland, in the middle of the highly trafficked Baltimore/Washington, D.C. corridor. This project is the fifth Simon joint venture with The Mills Corporation. Anchors/major tenants:
   Jillian's, Bed Bath & Beyond, Sun & Ski Sports, Iguana Amerimex, Muvico, Books-A-Million, Black Lion, For Your Entertainment and Off Fifth-Saks Fifth Avenue. Simon's ownership percentage: 37.5%. Scheduled opening:
   November 2000.

Redevelopment Activities

   The Company continues its redevelopment program with the following major projects scheduled for 2000 completion:

 . LaPlaza Mall in McAllen, Texas--Addition of Dillard's (March 2000) and expansion of JCPenney and small shops (November 2000).

 . North East Mall in Hurst, Texas--Saks Fifth Avenue and Nordstrom are scheduled to open in September 2000 and March 2001, respectively. Mall renovation is to be completed in conjunction with Saks' opening. New, expanded and relocated Dillard's and small shop expansion opened in September of 1999.

 .  Palm Beach Mall in West Palm Beach, Florida--Addition of Dillard's, Old
   Navy and Borders.

 .  Town Center at Boca Raton in Boca Raton, Florida--Addition of Nordstrom,
   Lord & Taylor expansion, mall expansion and renovation, and new parking structure (November 2000). New, expanded and relocated Saks Fifth Avenue, new parking structure and expansion of Bloomingdale's opened during the fourth quarter of 1999.

Dividends

   On April 19, 2000, the Company declared a common stock dividend of $0.5050 per share. This dividend will be paid on May 19, 2000 to shareholders of record on May 5, 2000. The Company also declared dividends on its three public issues of preferred stock, all payable on June 30, 2000 to shareholders of record on June 16, 2000:

 .  Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock
   (NYSE:SPGPrB)--$1.625 per share

 .  SPG Properties, Inc. 8.75% Series B Cumulative Redeemable Preferred Stock
   (NYSE:SGVPrB)--$0.546875 per share

 . SPG Properties, Inc. 7.89% Series C Cumulative Preferred Stock--$0.98625 per share.

   Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 257 properties containing an aggregate of 184 million square feet of gross leasable area in 36 states and five assets in Europe. Together with its affiliated management company, Simon owns or manages approximately 189 million square feet of gross leasable area in retail and mixed-use properties. Shares of Simon Property Group, Inc. are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. Additional Simon Property Group information is available at www.shopsimon.com.

Supplemental Materials

   The Company's March 31, 2000 Form 10-Q and supplemental information package (8-K) may be requested in e-mail or hard copy formats by contacting Shelly Doran--Director of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.

Conference Call

   The Company will provide an online simulcast of its first quarter conference call at www.shopsimon.com or www.vcall.com. To listen to the live call, please go to either web site at least fifteen minutes prior to the call (by 3:45 p.m. Eastern Daylight Time on May 9th) to register, download and install any necessary audio software. An online replay will be available for approximately 90 days.

   Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

                                     SIMON

                        COMBINED FINANCIAL HIGHLIGHTS(A)

                                   Unaudited
                        (In thousands, except as noted)

                                                              Three Months
                                                             Ended March 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
Revenue:
  Minimum rent............................................  $296,462  $273,849
  Overage rent............................................    12,038    13,440
  Tenant reimbursements...................................   144,844   137,283
  Other income............................................    24,507    21,521
                                                            --------  --------
    Total revenue.........................................   477,851   446,093
Expenses:
  Property operating......................................    76,982    68,504
  Depreciation and amortization...........................    98,488    89,760
  Real estate taxes.......................................    48,422    46,920
  Repairs and maintenance.................................    19,565    19,912
  Advertising and promotion...............................    16,010    14,698
  Provision for credit losses.............................     2,131     1,843
  Other...................................................     9,109     7,558
                                                            --------  --------
    Total operating expenses..............................   270,707   249,195
Operating Income..........................................   207,144   196,898
Interest Expense..........................................   158,659   141,122
                                                            --------  --------
Income before Minority Interest...........................    48,485    55,776
Minority Interest.........................................    (2,434)   (1,815)
Gain on Sale of Real Estate...............................     7,096        --
                                                            --------  --------
Income before Unconsolidated Entities.....................    53,147    53,961
Income from Unconsolidated Entities.......................    17,989    13,427
                                                            --------  --------
Income before Extraordinary Items and Cumulative Effect of
 Accounting Change........................................    71,136    67,388
Extraordinary Items--Debt Related Transactions............      (440)   (1,774)
Cumulative Effect of Accounting Change(B).................   (12,342)       --
                                                            --------  --------
Income before Allocation to Limited Partners..............    58,354    65,614
Less: Limited Partners' Interest in the Operating
 Partnerships.............................................    10,739    12,955
Less: Preferred Distributions of the SPG Operating
 Partnership..............................................     2,817        --
Less: Preferred Dividends of Subsidiary...................     7,334     7,334
                                                            --------  --------
Net Income................................................    37,464    45,325
Preferred Dividends.......................................    (9,221)  (10,371)
                                                            --------  --------
Net Income Available to Common Shareholders...............  $ 28,243  $ 34,954
                                                            ========  ========

                                     SIMON

                 COMBINED FINANCIAL HIGHLIGHTS--(Continued)(A)

                                   Unaudited
                        (In thousands, except as noted)

                                                         Three Months Ended
                                                              March 31,
                                                       ------------------------
                                                          2000         1999
                                                       -----------  -----------
PER SHARE DATA:
 Basic Income per Paired Share:
  Before Extraordinary Items.......................... $      0.21  $      0.21
  Extraordinary Items.................................        0.00         0.00
  Cumulative Effect of Accounting Change..............       (0.05)        0.00
                                                       -----------  -----------
    Net Income Available to Common Shareholders....... $      0.16  $      0.21
                                                       ===========  ===========
 Diluted Income per Paired Share:
  Before Extraordinary Items.......................... $      0.21  $      0.21
  Extraordinary Items.................................        0.00         0.00
  Cumulative Effect of Accounting Change..............       (0.05)        0.00
                                                       -----------  -----------
    Net Income Available to Common Shareholders....... $      0.16  $      0.21
                                                       ===========  ===========
SELECTED BALANCE SHEET INFORMATION
                                                        March 31,    December
                                                          2000       31, 1999
                                                       -----------  -----------
Cash and Cash Equivalents............................. $   122,112  $   157,632
Investment Properties, Net............................ $11,683,760  $11,703,171
Mortgages and Other Indebtedness...................... $ 8,845,111  $ 8,768,951
SELECTED REGIONAL MALL OPERATING STATISTICS
                                                              March 31,
                                                       ------------------------
                                                          2000         1999
                                                       -----------  -----------
Occupancy(C)..........................................        89.5%        88.6%
Average Rent per Square Foot(C)....................... $     27.52  $     25.95
Total Sales Volume (in millions)(D)................... $     3,422  $     2,890
Comparable Sales per Square Foot(D)................... $       385  $       360
Total Sales per Square Foot(D)........................ $       370  $       347

--------
(A) Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc.
(B) Due to the adoption of SAB 101 on January 1, 2000, which requires overage rent to be recognized as revenue only when each tenant's sales exceed their sales threshold. Previously, the Company recognized overage rent based on reported and estimated sales through the end of the period, less the applicable prorated base sales amount.
(C)  Includes mall and freestanding stores.
(D) Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

                                     SIMON

                 COMBINED FINANCIAL HIGHLIGHTS--(Continued)(A)

                                   Unaudited
                        (In thousands, except as noted)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS ("FFO")

                                                              Three Months
                                                             Ended March 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
Income Before Extraordinary Items and Cumulative Effect of
 Accounting Change........................................  $ 71,136  $ 67,388
Plus: Depreciation and amortization from combined
 consolidated properties..................................    98,236    89,537
Plus: Simon's share of depreciation and amortization from
 unconsolidated entities..................................    28,801    20,530
Less: Gain on sale of real estate.........................    (7,096)       --
Less: Minority interest portion of depreciation,
 amortization and extraordinary items.....................    (1,480)   (1,795)
Less: Preferred distributions (including those of
 subsidiary)..............................................   (19,372)  (17,705)
                                                            --------  --------
FFO of the Simon Portfolio................................  $170,225  $157,955
                                                            ========  ========
FFO of the Simon Portfolio................................  $170,225  $157,955
Basic FFO per Paired Share:
  Basic FFO Allocable to the Company......................  $123,506  $114,260
  Basic Weighted Average Paired Shares Outstanding........   173,223   168,987
  Basic FFO per Paired Share..............................  $   0.71  $   0.68
                                                            ========  ========
Diluted FFO per Paired Share:
  Diluted FFO Allocable to the Company....................  $132,667  $125,212
  Diluted Weighted Average Number of Equivalent Paired
   Shares.................................................   187,807   187,494
  Diluted FFO per Paired Share............................  $   0.71  $   0.67
                                                            ========  ========